Exhibit 10.19

LEASE

between

VICTORY GLOBAL, LLC

Landlord,

and

ANGEL MEDICAL SYSTEMS, INC.

Tenant

Dated as of: May 8, 2018

Office Lease

EXHIBITS

Exhibit “A”: The Premises

Exhibit “B”: Rules and Regulations

Exhibit “C”: Prime Lease

OFFICE LEASE

THIS LEASE (“Lease”) is entered into by Landlord and Tenant as described in the following basic lease information on the date that is set forth for reference only in the following basic lease information. Landlord and Tenant agree:

ARTICLE 1. BASIC LEASE INFORMATION

1.1. Basic Lease Information. In addition to the terms that are defined elsewhere in this Lease, these terms are used in this Lease as defined terms:

(a)	LEASE DATE: May 1, 2018

(b)	LANDLORD: Victory Global, LLC

(c)	LANDLORD’S ADDRESS:40 Christopher Way, Suite ___ Eatontown, NJ 07724

(d)	TENANT: Angel Medical Systems Inc.

(e)	TENANT’S ADDRESS

(Prior	to Commencement Date): 788 Shrewsbury Avenue #2144 Tinton Falls, NJ
07724
(Post	Commencement Date): 40 Christopher Way, Suite 201 Eatontown, NJ

(f)	BUILDING ADDRESS: 40 Christopher Way, Eatontown, NJ 07724

(g)	PREMISES: Suite 201, as shown on Exhibit “A” to this Lease.

(h)	RENTABLE AREA OF THE PREMISES: 8,839 rentable square feet.

(i)	RENTABLE AREA OF THE BUILDING: 75,275 rentable square feet.

(j)	TENANT’S PROPORTIONATE SHARE OF THE COMMON OPERATING EXPENSES AND TAXES (estimated): 11.7423%

(k)	TERM: The initial term of thirty six (36) months, beginning on the Commencement Date and expiring on the Expiration Date and, subject to Tenant’s Renewal Option pursuant to Section 27.23.

(l)	COMMENCEMENT DATE: May 8, 2018

(m)	EXPIRATION DATE: April 31, 2021

(n)	SECURITY DEPOSIT: $35,110.00 deposited by Tenant with Landlord simultaneously herewith.

(o)	BASE RENT: As set forth below:

Months	Total Annual Base Rent	Total Monthly Base Rent
1-9*	$150,000.00	$12,500.00
10-36	$230,880.00	$19,240.00

*	It being understood that only the pro-rated annual rent for months1-9 shall be due and payable.

(p)	ELECTRICITY: $1.75 per rentable square foot ($1,289.02 monthly) in addition to Base Rent.

(q)

CERTAIN ESTIMATED CAM CHARGES: All estimates based on 2017 fiscal year actual budget and are subject to change pursuant to Article 5 below, and are exclusive of common area maintenance charges which will be estimated separately pursuant to Article 5 below:

1.	Real Estate Taxes: $1,197.73 per month.

2.	Gas Service: $202.10 per month

3.	Water Service: $68.78 per month

4.	Property Insurance: $184.00 per month

(r)	BROKER: Sheldon Gross Realty Inc.

(s)	PARKING SPACES: Parking spaces according to Article 26.

1.2. Definitions:

(a) ADDITIONAL RENT: Any amounts that this Lease requires Tenant to pay to Landlord in addition to Monthly Base Rent.

(b) BUILDING: The building located on the Land and of which the Premises are a part.

(c) COMMON AREA MAINTENANCE (“CAM”) CHARGES: Tenant’s prorated portion, paid as Additional Rent at the time payment is made for Monthly Base Rent, as set forth in Article 5.

(d) LAND: The land on which the Project is located known as Lot 46 in Block 3901 in the Township of Eatontown, State of New Jersey.

(e) PRIME RATE: The rate of interest from time to time published as such in the “Money Rates” section of The Wall Street Journal, or any successor to it, as the prime rate charged by major banks from time to time. If The Wall Street Journal or any successor to it ceases to publish a prime rate, the Prime Rate will be a comparable interest rate index designated by Landlord to replace the Prime Rate.

(f) PROJECT: The development consisting of the Land and all improvements built on the Land, including, without limitation, the Building, the parking lot, walkways, driveways, curbs, retaining walls, fences, and landscaping.

(g) RENT: The Monthly Base Rent and Additional Rent.

If any other provision of this Lease contradicts any definition in this Article, the other provision of the Lease will prevail. The definitions set forth in this Section 1.2 shall be deemed to include those terms referenced in Sections 1.1(a) through (s) of this Article 1.

ARTICLE 2. AGREEMENT

2.1. Landlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of the Tenant to be performed, hereby leases to the Tenant, and the Tenant accepts from the Landlord, the Premises according to this Lease. The duration of this Lease will be the Term. The Term will commence on the Commencement Date and will expire on the Expiration Date.

ARTICLE 3. DELIVERY OF PREMISES

3.1. Delivery of Possession. Landlord will be deemed to have delivered possession of the Premises to Tenant on the Commencement Date. Landlord shall deliver to Tenant possession of the Premises “AS IS” in its present condition on the Commencement Date. Landlord shall have no obligation to perform any work, alterations or improvements to the Premises, except for the re-painting of the interior demising and partition walls of the Premises, which such work has been completed prior to the Commencement Date. The “AS IS” condition of the Premises shall include existing furniture and equipment located in the Premises, which Tenant shall be permitted to use during the Term, provided all such furniture and equipment delivered with the Premises shall remain the personal property of Landlord and shall be surrendered by Tenant to Landlord upon the expiration of the Term in substantially the same condition as exists on the Commencement Date, subject to normal wear and tear. Except as otherwise expressly set forth herein, Tenant acknowledges that neither Landlord nor its agents or employees have made any representations or warranties as to the suitability or fitness of the Premises (including without limitation any utility systems serving the Premises) for the conduct of Tenant’s business or for any other purpose, nor has Landlord or its agents or employees agreed to undertake any alterations or construct any Tenant improvements to the Premises, Building or Project except as expressly provided in this Lease. If for any reason Landlord cannot deliver possession of the Premises to Tenant within twenty-one (21) days of the Commencement Date and/or has not completed the Landlord’s work described above, (i) this Lease will not be void or voidable, and Landlord will not be liable to Tenant for any resultant loss or damage, and (ii) the Commencement Date will be extended until such time as Landlord is able to tender possession; provided that, after the expiration of the twenty-one (21) day period following the Commencement Date, Tenant shall be afforded a rent abatement equal to one day for each day that accrues until Landlord delivers possession of the Premises to Tenant.

3.2. Municipal Approvals. Landlord has informed Tenant that Tenant is obligated to provide the Borough of Eatontown with an informational application to comply with local municipal ordinance. Landlord has no obligation to provide this information to the Borough of Eatontown. Tenant’s obligations hereunder shall include compliance with the Borough of Eatontown obligations on commercial tenants and delivery of all necessary information to the Borough. Failure by Tenant to satisfy its obligations in this Section 3.2 shall have no impact on Landlord’s delivery of the Premises or the triggering of the Commencement Date.

ARTICLE 4. MONTHLY BASE RENT

4.1. Monthly Base Rent. If the Commencement Date occurs on a date which is not the first day of a calendar month, Monthly Base Rent for the partial month in which the Commencement Date occurs shall be pro-rated based on a month of thirty (30) days and paid to Landlord on the Commencement Date. Thereafter, commencing upon the Commencement Date, Monthly Base Rent will be paid in advance on or before the first day of each calendar month of the Term, except that the Monthly Base Rent for the first full month of the Term after the Commencement Date shall be paid upon signing of this Lease. Monthly Base Rent will be paid to Landlord, without written notice or demand, and without deduction or offset, in lawful money of the United States of America at Landlord’s address, or to such other address as Landlord may from time to time designate in writing.

4.2. Late Charge. In the event Tenant fails to pay Rent by the date specified in Article 4.1 herein, Tenant shall pay to the Landlord as Additional Rent due at the time the Monthly Base Rent payment is made by Tenant: (i) a late charge equal to five (5) cents for each dollar of Base Rent or Additional Rent which is delinquent, and (ii) a late charge equal to interest as specified in Section 27.20 herein.

ARTICLE 5. COMMON AREA MAINTENANCE (“CAM”) CHARGES

5.1. General.

(a) Beginning on the Commencement Date, Tenant will pay to Landlord on the due date of each Monthly Base Rent payment, as Additional Rent, an amount (“Estimated CAM Charge”) estimated by Landlord from time to time and which may be revised on not less than thirty (30) days written notice to Tenant to be one-twelfth (1/12) of Tenant’s Proportionate Share of the Operating Expenses (as defined below) and Taxes (as defined below) attributable to such period.

(b) As used in this Lease, the term “Operating Expenses” means:

(1) All those costs or expenses paid or incurred by Landlord for operating, maintaining, and repairing the Project and any of the systems and utilities servicing same (inclusive of structural repairs), including without limitation: supplying electricity (excluding any electricity costs attributable to the Premises and borne by Tenant as otherwise set forth herein), gas, water, sewer and/or fuel (including HVAC); exterior window cleaning; janitorial service; waste disposal (excluding hazardous or medical waste disposal generated by any tenant’s activities which shall be the applicable tenant’s obligation to perform); fire prevention and monitoring; security (without imposing on Landlord any obligation to provide security); insurance of all kinds carried in good faith by Landlord as applicable to the Project;

snow and ice removal; exterior lighting and lighting of the interior common areas; landscape maintenance (including replanting and replacing flowers and other plantings); decorating (including holiday decoration), painting or repainting and redecorating of the common areas; maintenance and repair of equipment and replacement cost of worn out or damaged equipment serving the common areas or Project; management services (charged by Landlord, any affiliate of Landlord, or any other entity managing the Project and determined at a rate consistent with prevailing market rates for comparable services) capped at no greater than 1% of the annual Base Rent; Landlord’s expenses for repair, replacement and maintenance of Building systems incurred in conjunction with Landlord’s obligations under Section 12.1(b), and any other expenses or costs, which in accordance with generally accepted accounting principles and the standard management practices for office buildings comparable to the Building would be considered as an expense of operating, maintaining, or repairing the Building and the Project. Excluded from Landlord’s Operating Expenses are capital improvement costs (except as otherwise set forth in Section 5.1(b)(2) below), costs reimbursed by insurance or otherwise, the cost of work performed specifically for a tenant in the Building for which such tenant reimburses Landlord, costs in connection with preparing space for a new tenant and real estate broker’s commissions; any deduction for depreciation; the cost of capital improvements with the exception that the amortized amount of such capital improvements during a particular year may be included as Operating Expenses as provided elsewhere herein; the cost of Landlord’s federal, state or local income taxes; the expense of principal and interest payments made by Landlord pursuant to the provisions of any mortgage or deed of trust covering any or all of the Property and/or the expense of rental payments made by Landlord pursuant to any grant or lease covering any or all of the Property; charges or fees for, or taxes on, the furnishing of water, sewer service, gas, fuel, electricity or other utility services to those portions of the Property which are separately metered to other space; expenses included in any other charge payable by Tenant under this Lease, ( any increase in Landlord’s insurance premiums to the extent that such increase is caused or attributable to the use, occupancy or act of another tenant; it being the intent that any such tenant shall be responsible for and bear the cost of said increase; any cost for which Landlord is reimbursed by insurance proceeds, warranties, service contracts, condemnation proceeds or otherwise; inheritance, gift, transfer, recordation, franchise, excise, net income, and profit taxes, capital levies imposed on Landlord and/or the Building; and the cost of removing asbestos and any other Hazardous Materials, if any, located at the property that are not Tenant’s responsibility as provided herein.

(2) Any capital equipment or expenditure having the effect of reducing the expenses which would otherwise be included in Operating Expenses, with the cost of such capital equipment or capital expenditure, together with interest at 5% per annum, to be amortized in accordance with generally accepted real estate accounting principles on a straight-line basis over the lesser of (i) the useful economic life of such item and (ii) the depreciation period (depreciable life) under the applicable Internal Revenue Code provisions or regulations.

(3) Notwithstanding the foregoing, for purposes of determining Operating Expenses payable by Tenant under this Lease, Controllable Operating Expenses (defined below) for the second full calendar year of the Lease Term, and each subsequent calendar year of the Lease Term shall not exceed the Controllable Operating Expense Cap (defined below) for such calendar year. The term “Controllable Operating Expense Cap” shall mean, with respect to the second full calendar year of the initial Lease Term, one hundred five percent (105%) of the amount of Controllable Operating Expenses of the first full calendar year of the initial Lease Term (as reasonably determined by Landlord in accordance with the terms of this Lease) (the “First Lease Year Operating Expense Cap”). With respect to each subsequent calendar year during the initial Lease Term, the Controllable Operating Expense Cap shall not increase by more than the lesser of (i) the actual Controllable Operating Expenses with respect to the immediately preceding calendar year; or (ii) one hundred five percent (105%) of the amount of Controllable Operating Expenses for the immediately preceding calendar year. The parties agree that such calculations shall be non-cumulative and there shall not be more than a five percent increase in the amount of Controllable Operating Expenses to be paid by Tenant from one year to the next. For illustrative purposes only, if the amount of Controllable Operating Expenses during the first full calendar year of the initial Lease Term was $100 per month, then the Controllable Operating Expense Cap for the second full calendar year of the initial Lease Term would be the lesser of (i) the actual Controllable Operating Expenses for such first calendar year; or (ii) $105.00 per month. The Controllable Operating Expense Cap for the third full calendar year of the initial Lease Term would be the lesser of (i) the actual Controllable Operating Expenses for the second calendar year; or (ii) one hundred five percent (105%) of the amount of Controllable Operating Expenses for the second calendar year and so on. For purposes of this Lease, “Controllable Operating Expenses” shall mean and refer to all Operating Expenses set forth in this Section 6, except for the following: (i) Taxes; (ii) insurances costs and charges; (iii) snow and ice removal costs; (iv) all costs included pursuant to subsection 5.1(b)(2); and (v) and all costs included pursuant to Section 12.1(b), excluding any costs attributable to maintenance service contracts, which such costs shall be included within Controllable Operating Expenses.

(c) As used in this Lease, the term “Taxes” means all those real property taxes and assessments (and any tax levied in whole or in part in lieu of real property taxes) paid or incurred by Landlord in connection with the Project.

(d) The Operating Expenses will be reviewed not less often than annually on or about April 1” or within a reasonable time thereafter and the Estimated CAM Charge shall be adjusted to reflect any changes in the Operating Expenses, including, without limitation, those seasonally affected costs such as, but not limited to, cost of removal of ice and snow. Landlord shall submit to Tenant annually a statement (“CAM Statement”) showing in reasonable detail the Operating Expenses and Taxes during the preceding calendar year and the amount of the Estimated CAM Charges paid by Tenant for such period. Within thirty (30) days next following the submission of a CAM Statement Tenant shall pay to Landlord Tenant’s CAM Charge or any overpayment shall be applied by Landlord against the next accruing monthly installment of Additional Rent, or, at Tenant’s option, shall be paid over to Tenant, subject to Landlord’s rights and remedies hereunder. Tenant or its representative shall have the right to examine Landlord’s books and records with respect to the items in the foregoing CAM Statement during normal business hours at any time within thirty (30) days following the delivery by Landlord to Tenant of such CAM Statement. In the event Tenant takes timely written exception to any item contained in Landlord’s books and records with respect to the items in the foregoing CAM Statement, any payment made in accordance with this Section 5.1(a) shall be deemed made in protest to the extent of such exception.

(e) Any Additional Rent under this Article 5 shall be prorated for the final calendar year of the Term if such year covers a period of less than twelve (12) months. In no event shall any adjustment in Tenant’s obligation to pay Additional Rent under this Article 5 result in a decrease in the Rent payable hereunder. Tenant’s obligation to pay Additional Rent and Landlord’s obligation to credit to Tenant any amount referred to in this Article 5 for the final year of the Term shall survive the expiration or termination of this Lease.

(f) Tenant acknowledges that Landlord has not made any representation or given Tenant any assurances that the Operating Expenses and Taxes will equal or approximate the actual Operating Expenses and taxes per square foot of rentable area of the Premises for any calendar year during the Term.

(g) Intentionally Deleted.

5.2. Additional Rent. Amounts payable by Tenant according to this Article 5 will be deemed “Additional Rent” and shall be payable in addition to and at the time of payment of the Monthly Base Rent, without deduction or offset. If Tenant fails to pay any amounts due according to this Article 5, Landlord will have all the rights and remedies available to it on account of Tenant’s failure to pay Rent.

ARTICLE 6. INSURANCE

6.1. Landlord’s Insurance. At all times during the Term, Landlord will carry and maintain:

(a) Special form causes of loss property insurance (ISO CP 10 30 or equivalent in effect from time to time in the State of New Jersey) covering the Project, its equipment, common area furnishings, for full replacement value without coinsurance and providing coverage for loss of Rent for a period of not less than twelve (12) months;

(b) Commercial general liability insurance (ISO CG 00 01 or equivalent in effect from time to time in the State of New Jersey) ; and

(c) Such other insurance as Landlord reasonably determines from time to time or as may be required by any institutional lender holding a mortgage lien on the Project.

(d) The insurance coverages and amounts in this Section 6.1 will be reasonably determined by Landlord, based on coverages carried by prudent owners of comparable buildings in the vicinity of the Project and shall be subject to annual adjustments within the sole and reasonable discretion of the Landlord.

6.2. Tenant’s Insurance. At all times during the Term, Tenant will carry and maintain, at Tenant’s expense, the following insurance, in the amounts specified below or such other amounts as Landlord may from time to time reasonably request, with insurance companies and on forms satisfactory to Landlord:

(a) Commercial general liability insurance (ISO CG 00 01 or equivalent in effect from time to time in the State of New Jersey), with an aggregate limit of not less than $3,000,000 for bodily injury and property damage applicable on a per location basis to the Project location. All such insurance will include, without limitation, personal injury and contractual liability coverage;

(b) Special form causes of loss property insurance (ISO CP 10 30 or equivalent in effect from time to time in the State of New Jersey) covering all of Tenant’s furniture and fixtures, machinery, equipment, stock, and any other personal property owned and used in Tenant’s business and found in, on, or about the Project, and any leasehold improvements to the Premises constructed or installed by Tenant in an amount not less than the full replacement value and providing Business Income and Extra Expense coverage. Property forms will provide coverage on a broad form basis insuring against “all risks of direct physical loss.” All policy proceeds will be used for the repair or replacement of the property damaged or destroyed; however, if this Lease ceases under the provisions of Article 18, Tenant will be entitled to any proceeds resulting from damage to Tenant’s furniture and fixtures, machinery, equipment, stock, and any other personal property;

(c) Worker’s compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of the State of New Jersey, including employer’s liability insurance in the limits required by the laws of the State of New Jersey; and

(d) If Tenant operates owned, hired, or non-owned vehicles on the Project, comprehensive automobile liability at a limit of liability not less than $500,000 combined bodily injury and property damage.

6.3. Forms of Policies. Certificates of insurance, together with copies of the endorsements, when applicable, naming Landlord, Landlord’s managing agent, if any, and any others specified by Landlord as additional insured parties, will be delivered to Landlord prior to Tenant’s occupancy of the Premises and from time to time at least ten (10) days prior to the expiration of the term of each such policy. All commercial general liability or comparable policies maintained by Tenant will name Landlord and such other persons or firms as Landlord specifies from time to time as additional insureds, entitling them to recover under such policies for any loss sustained by them, their agents, and employees as a result of the negligent acts or omissions of Tenant. All such policies maintained by Tenant will provide that they may not be terminated nor may coverage be reduced except after thirty (30) days’ prior written notice to Landlord. All commercial general liability and property policies maintained by Tenant will be written as primary policies, not contributing with and not supplemental to the coverage that Landlord may carry.

6.4. Waiver of Subrogation. To the extent not prohibited by or violative of any insurance issued to Landlord or to Tenant, Landlord and Tenant hereby waive and release the right to maintain a direct action against the other, by way of subrogation or otherwise, for damages resulting from any cause of loss which is covered by insurance, or would have been covered by insurance proceeds payable under any policy required to be maintained under this Lease, and including damages resulting from the other’s negligence or other tortious acts or omissions. Each policy of such insurance shall, if obtainable from the insurer without material additional expense, contain a waiver of subrogation by insurer against Tenant and Landlord, as the case may be. If the inclusion of said provisions would involve a material additional expense, either party, at its expense, may require such provisions to be inserted in the other’s policy. In the event a party is unable to obtain such a waiver, it shall immediately notify the other party of this inability. In the absence of such notification, each party shall be deemed to have obtained such waiver of subrogation. The waiver of subrogation and release shall not apply to the deductible amount of any loss under any insurance carried by Landlord.

6.5. Adequacy and Availability of Coverage. Landlord, its agents, and employees make no representation that the limits of liability specified to be carried by Tenant pursuant to this Article 6 are adequate to protect Tenant. If Tenant believes that any of such insurance coverage is inadequate, Tenant will obtain such additional insurance coverage as Tenant deems adequate, at Tenant’s sole expense. No policy limit set forth in this lease shall be construed to limit insurance available to any insured or additional insured party to respond to a loss to any amount less than the full amount of any policy, including excess or umbrella policies, actually carried.

6.6. Certain Insurance Risks. Tenant will not do or permit to be done any act or thing upon the Premises or the Project which would (a) jeopardize or be in conflict with any insurance policies covering the Project and fixtures and property in the Project; (b) increase the rate of fire insurance applicable to the Project to an amount higher than it otherwise would be for general office use of the Project; or (c) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon the Premises.

ARTICLE 7. USE

7.1. General. The Premises will be used only for office purposes and purposes incidental to that use, and for no other purpose. Tenant will use the Premises in a careful, safe, and proper manner. Tenant will not use or permit the Premises to be used or occupied for any purpose or in any manner prohibited by any applicable laws. Tenant will not commit waste or suffer or permit waste to be committed in, on, or about the Premises. Tenant will conduct its business and control its employees, agents, and invitees in such a manner as not to create any nuisance or interfere with, annoy, or disturb any other tenant or occupant of the Project or Landlord in its operation of the Project.

ARTICLE 8. REQUIREMENTS OF LAW; ENVIRONMENTAL

8.1. General. From and after the Commencement Date and at its sole cost and expense, Tenant will promptly comply with: now in force or in force after the Commencement Date; the requirements of any board of fire underwriters or other similar body constituted now or after the date; any direction or occupancy certificate issued pursuant to any law by any public officer or officers; and the provisions of all recorded documents affecting the Premises, insofar as they relate to the condition, use, or occupancy of the Premises, excluding requirements of structural changes to the Premises or the building, unless required by the unique nature of Tenant’s use or occupancy of the Premises.

8.2. Hazardous Materials.

(a) For purposes of this Lease, “hazardous materials laws” means any federal, state or local law whether common law, court or administrative decision, ordinance, regulation, rule, court order or decree, or administrative order or any administrative policy or guideline concerning action levels of a governmental authority relating to the environment, public health, any hazardous material (as hereinafter defined) or any Environmental Activity or Condition (as hereinafter defined) on, under or about the Premises, in effect from time to time, including, but not limited to (i) the Federal Water Pollution Control Act, as amended (33 U.S.C. §1251 et seq.); (ii) the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901 et seq.); (iii) the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601 et seq.); (iv) the Federal Clean Air Act, as amended (42 U.S.C. §7401 et seq.); (v) the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §136 et seq.); (vi) the Toxic Substances Control Act, as amended (15 U.S.C. §2601 et q,.); (vii) the Emergency Planning and Community Right-to-Know Act, as amended (42 U.S.C. §11001 et seq.); (viii) the Occupational Safety and Health Act, as amended (29 U.S.C. §650 et seq.); (ix) the New Jersey Industrial Site Recovery Act, P.L. 1993 c. 139, as amended (“ISRA”), formerly the New Jersey Environmental Cleanup Responsibility Act, N.J.S.A. 13:1K-6 et seq. (“ECRA”); (x) the New Jersey Spill Compensation and Control Act, as amended, N.J.S.A. 58:10-23.11 et seq. (the “Spill Act”); (xi) the New Jersey Underground Storage of Hazardous Substances Act, as amended, N.J.S.A. 58:10A-21 et seq. (“USTA”); (xii) the New Jersey Hazardous Substances Reports and Notification Act, as amended, N.J.S.A. 13:1K-15 et seq.; (xiii) the New Jersey Brownfield Contaminated Site Remediation Act, as amended, N.J.S.A. 58:10B-1, et m. (“HDSRA”); (xiv) the New Jersey Water Pollution Control Act, as amended N.J.S.A. 58:10A-1 et seq., (xv) the New Jersey Solid Waste Management Act, as amended, N.J.S.A. 13:1E-1 et seq., (xvi) the New Jersey Air Pollution Control Act, as amended, N.J.S.A. 26:2C-1 et seq., (xvii) the Site Remediation Reform Act, N.J.S.A. 58:10B-1.3b1-9 (“SRRA”), and (xviii) regulations or guidelines promulgated pursuant to all of the foregoing, as same may be amended from time to time; and “hazardous material” means any substance, natural or man-made, defined as hazardous, toxic or corrosive or regulated or controlled under the terms of any of the hazardous material laws.

(b) Tenant will not, without Landlord’s express written consent, cause or permit the storage, use, generation, or disposition of any hazardous materials in, on, or about the Premises or the Project by Tenant, its agents, employees, or contractors. Tenant will not, without Landlord’s express written consent, permit the Premises to be used or operated in a manner that may cause the Premises or the Project to be contaminated by any hazardous materials in violation of any hazardous materials laws. Tenant will immediately advise Landlord in writing of (1) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any hazardous materials laws relating to any hazardous materials affecting the Premises; and (2) all claims made or threatened by any third party against Tenant, Landlord, or the Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any hazardous materials on or about the Premises. Without Landlord’s prior written consent, Tenant will not take any remedial action or enter into any agreements or settlements in response to the presence of any hazardous materials in, on, or about the Premises.

(c) Tenant covenants and agrees to dispose of all medical and infectious materials used in or generated by Tenant’s use of the Premises, if any, in accordance with all applicable governmental requirements. Tenant will be solely responsible for, and will defend, indemnify and hold Landlord, its agents, and employees harmless from and against, all claims, costs, and liabilities, including attorneys’ fees and costs, arising out of or in connection with Tenant’s breach of its obligations in this Article 8. Tenant will be solely responsible for, and will defend, indemnify, and hold Landlord, its agents, and employees harmless from and against, any and all claims, costs, and liabilities, including attorneys’ fees and costs, arising out of or in connection with the removal, cleanup, and restoration work and materials necessary to return the Premises and any other property of whatever nature located on the Project to their condition existing prior to the appearance of Tenant’s hazardous materials on the Premises or brought onto the Project by Tenant or any of its agents, employees, contractors or invitees (collectively, “Tenant Parties”). Tenant’s obligations under this Article 8 will survive the expiration or other termination of this Lease.

8.3. Environmental Compliance.

(a) Tenant acknowledges the existence of environmental laws, rules and regulations, including the provisions of ISRA and SRRA. Tenant shall comply with any and all such laws, rules and regulations. Tenant represents to Landlord that Tenant’s North American Industrial Classification System (“NAICS”) number will not subject the Premises to ISRA applicability. Any change by Tenant to an operation with an NAICS number subject to ISRA shall require Landlord’s written consent. Any such proposed change shall be sent in writing to Landlord sixty (60) days prior to the proposed change.

(b) Tenant agrees to execute such documents as Landlord reasonably deems necessary and to make such applications as Landlord reasonably requires to assure compliance with ISRA. Tenant shall bear all costs and expenses associated with any required ISRA compliance resulting from Tenant’s use of the Premises including state agency fees, engineering fees, clean-up costs, filing fees and suretyship expenses. As used in this Lease, ISRA compliance shall include applications for determinations of non-applicability by the appropriate governmental authority. The foregoing undertaking shall survive the termination or sooner expiration of this Lease and surrender of the Premises and shall also survive sale, or lease or assignment of the Premises by Landlord. Tenant agrees to indemnify and hold Landlord harmless from any violation of ISRA resulting from Tenant’s use of the Premises. The Tenant shall immediately provide Landlord with copies of all correspondence, reports, notices, orders, finding, declarations and other materials pertinent to Tenant’s compliance and the requirements of the New Jersey Department of Environmental Protection (“NJDEP”) or any licensed site remediation professional under ISRA or SRRA as they are issued or received by Tenant.

(c) If Tenant fails to comply with ISRA as stated in this Section 8.3 or any other governmental law as of the termination or sooner expiration of this Lease and as a consequence thereof Landlord is unable to rent the Premises, then Landlord shall treat Tenant as one who has not removed at the end of its Term, and thereupon shall be entitled to all remedies against Tenant provided by law in that situation including a Monthly Base Rental of two hundred (200%) percent of the Monthly Base Rent for the last month of the Term of this Lease or any renewal term, payable in advance on the first day of each month, until such time as Tenant provides Landlord with a negative declaration or confirmation that any required clean-up plan has been successfully completed.

(d) Intentionally Deleted.

(e) Landlord represents and warrants to the best of its knowledge that as of the Commencement Date the Project, Land, Building and Premises comply with all applicable laws, statutes, ordinances, and governmental rules, regulations, or requirements, including without limitation all “hazardous materials laws” (as defined above) and are free of hazardous materials (as defined above). Landlord shall defend, indemnify and hold Tenant harmless from and against any loss, damage, claim, or demand of any kind or nature that arises from, or is related to, the inaccuracy or breach of the foregoing representation and warranty by Landlord.

ARTICLE 9. ASSIGNMENT AND SUBLETTING

9.1. General. Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors, and assigns, covenants that it will not assign, mortgage, or encumber this Lease, nor sublease, nor permit the Premises or any part of the Premises to be used or occupied by others, without the prior written consent of Landlord in each instance, which consent Landlord may not unreasonably withhold or delay; provided, however, that in no event shall Tenant assign, sublet or purport to assign or sublet to a physician or medical group whose medical specialty is the same as any other tenant or subtenant within the Building, without Landlord’s prior written consent, which consent Landlord may, in its sole discretion, withhold. Any assignment or sublease in violation of this Article 9 will be void. If this Lease is assigned, or if the Premises or any part of the Premises are subleased or occupied by anyone other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant, or occupant, and apply the net amount collected to rent. No assignment, sublease, occupancy, or collection will be deemed (a) a waiver of the provisions of this Section 9.1; (b) the acceptance of the assignee, subtenant, or occupant as tenant; or (c) a release of Tenant from the further performance by Tenant of covenants on the part of Tenant contained in this Lease. The consent by Landlord to an assignment or sublease will not be construed to relieve Tenant or any subtenant from obtaining Landlord’s prior written consent in writing to any further assignment or sublease. No permitted subtenant or assignee may assign or encumber its sublease or further sublease all or any portion of its subleased space, or otherwise permit the subleased space or any part of its subleased space to be used or occupied by others, without Landlord’s prior written consent in each instance.

9.2. Submission of Information. If Tenant requests Landlord’s consent to a specific assignment or subletting, Tenant will submit in writing to Landlord (a) the name and address of the proposed assignee or subtenant; (b) the business terms of the proposed assignment or sublease; (c) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or subtenant, and as to the nature of its proposed use of the space; (d) banking, financial, or other credit information reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee or subtenant; and (e) the proposed form of assignment or sublease for Landlord’s reasonable approval.

9.3. Intentionally Deleted.

9.4. Prohibited Transfers. Except as permitted by, and in accordance with Section 9.5, the transfer of a majority of the issued and outstanding capital stock of any corporate tenant or Tenant of this Lease, or a majority of the total interest in any partnership tenant or Tenant, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions, will be deemed an assignment of this Lease or of such sublease requiring Landlord’s consent in each instance. For purposes of this Article 9, the transfer of outstanding capital stock of any corporate tenant will not include any sale of such stock by persons other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934, as amended, effected through the “over-the-counter market” or through any recognized stock exchange.

9.5. Permitted Transfer. Tenant shall have the right to assign, sublet, license or transfer, in whole or in part, (hereinafter collectively “Transfer”) any or all of its rights and privileges under the Lease to an Affiliate (hereafter defined), provided that,. (i) no such Transfer shall operate to relieve Tenant of its obligations under the Lease, including the payment of Rent and other charges; (ii) Tenant provides the information set forth in Section 9.2 (a) and (e); and (iii) in the event of an assignment of the Lease only, the proposed Affiliate assignee has a net worth equal to or greater than Tenant in which case Tenant shall also provide the information set forth in Section 9.2(d). For purposes of this provision, “Affiliate” shall mean any entity which controls, is controlled by or is under common control with Tenant, any franchisee of Tenant, any franchisor of Tenant, any franchisee of Tenant’s franchisor, or any entity which serves as a secured lender to Tenant. The consent of Landlord to any other Transfer to an entity or person which is not an Affiliate shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the issuance, sale, purchase or other disposition of the interests of Tenant or an Affiliate of Tenant, any merger or consolidation or sale of all or substantially all of Tenant’s or an Affiliate of Tenant’s assets by Tenant or an Affiliate of Tenant, or any change in control, directors, management or organization of Tenant or an Affiliate of Tenant shall not be deemed to be a Transfer requiring the consent of Landlord, but shall remain contingent upon Tenant’s satisfaction of items (i), (ii) and (iii) above at all times and under all circumstances.

9.6. Remedies. If Tenant believes that Landlord has unreasonably withheld its consent pursuant to this Article 9, Tenant’s sole remedy will be to seek a declaratory judgment that Landlord has unreasonably withheld its consent or an order of specific performance or mandatory injunction of the Landlord’s agreement to give its consent; however, Tenant may not recover damages in any such instance.

ARTICLE 10. RULES AND REGULATIONS

Tenant and its employees, agents, licensees, and visitors will at all times observe faithfully, and comply strictly with, the rules and regulations set forth in Exhibit “B”. Landlord may from time to time reasonably amend, delete, or modify existing rules and regulations, or adopt reasonable new rules and regulations for the use, safety, cleanliness, and care of the Premises, the Building, and the Project, and the comfort, quiet, and convenience of occupants of the Project. Modifications or additions to the rules and regulations will be effective upon thirty (30) days’ prior written notice to Tenant from Landlord. In the event of any breach of any rules or regulations or any amendments or additions to such rules and regulations, Landlord will have all remedies that this Lease provides for default by Tenant, and will in addition have any remedies available at law or in equity, including the right to enjoin any breach of such rules and regulations. Landlord will not be liable to Tenant for violation of such rules and regulations by any other tenant, its employees, agents, visitors, or licensees or any other person. In the event of any conflict between the provisions of this Lease and the rules and regulations, the provisions of this Lease will govern.

ARTICLE 11. COMMON AREAS

As used in this Lease, the term “common areas” means, without limitation, the hallways, entryways, stairs, elevators, driveways, parking lots, walkways (surface or above or below ground), terraces, loading areas, restrooms, trash facilities, and all other areas and facilities in the Project that are provided and designated from time to time by Landlord for the nonexclusive use and convenience of Tenant with Landlord and other tenants of the Project and their respective employees, invitees, licensees, or other visitors. Landlord grants Tenant, its employees, invitees, licensees, and other visitors a nonexclusive license for the Term to use the common areas in common with others entitled to use the common areas, subject to the terms and conditions of this Lease. Without advance written notice to Tenant, except with respect to matters covered by subsection (a) below, and without any liability to Tenant in any respect, provided Landlord will take no action permitted under this Article 11 in such a manner as to materially impair or adversely affect Tenant’s substantial benefit and enjoyment of the Premises, Landlord will have the right to:

(a) Close off any of the common areas to whatever extent required in the opinion of Landlord and its counsel to prevent a dedication of any of the common areas or the accrual of any rights by any person or the public to the common areas, provided Landlord’s actions shall not materially interfere with access to the entrances to the Building necessary for access to the Premises;

(b) Temporarily close any of the common areas for maintenance, alteration, improvement purposes or a special event; and

(c) Provided that no change materially and adversely impacts Tenant’s ability to (i) access the Premises from the common areas within the Building or (ii) access the Land and utilize the existing parking facilities on a daily basis, change the size, use, shape, or nature of any such common areas, including erecting additional buildings on the common areas, expanding the existing building or other buildings to cover a portion of the common areas, converting common areas to a portion of the building or other buildings, or converting any portion of the Building (excluding the Premises) or other buildings to common areas. Upon erection of any additional buildings or change in common areas, the portion of the Project upon which buildings or structures have been erected will no longer be deemed to be a part of the common areas. In the event of any such changes in the size or use of the Building or common areas of the Building or Project, Landlord will make an appropriate adjustment in the rentable area of the Building or the Building’s pro rata share of exterior common areas of the Project, as appropriate, and a corresponding adjustment to Tenant’s share of the Operating Expenses payable pursuant to Article 5 of this Lease.

ARTICLE 12. LANDLORD’S SERVICES

12.1. Landlord’s Repair and Maintenance. Except for any repairs or replacements which are Tenant’s obligation pursuant to this Lease or arise from the negligence of Tenant, its agents, servants, employees, licensees, or invitees all of which, shall be the sole responsibility of Tenant, Landlord will maintain, repair, replace and restore in reasonably good order and condition at a level substantially similar to the level of service and maintenance that is typical in other similar class office buildings in the vicinity of the Project and at Landlord’s sole cost and expense the Project and to the extent permissible, all such costs shall be included within the calculation of Operating Expenses and reimbursed to Landlord as Additional Rent pursuant to Section 5.1(b).

(a) Notwithstanding the foregoing: Landlord shall at its sole cost and expense (i) maintain, repair, replace and restore the structure of the Building; (ii) shall perform all repairs, replacements, installations and improvements that are necessary to cause the Project to comply with zoning ordinances and/or Legal Requirements (provided that the foregoing shall not apply to Tenant Alterations, any use of the Premises by Tenant other than the Permitted Use or installations of any of Tenant’s fixtures or furnishings); (iii) resurface, restripe, and reseal the parking areas and drives; and/or (iv) conduct and complete any and all repairs that are necessary to comply with, or cure breaches of, Landlord’s Representations, and all such costs for the items enumerated in this Section 12.1(a) shall not be included in Operating Expenses. For purposes of this Section 12.1(a), the “structure of the Building” shall mean the roof (including roof membrane, flashing, gutters and downspouts), foundation, foundation piers, floors, floor joists, exterior walls, exterior windows and skylights, support columns of the Building.

(b) Landlord will also maintain, repair and restore all HVAC, plumbing, mechanical, electrical and other systems serving the Building, and the cost of which shall be includable as Operating Expenses; except to the extent such cost, repair or service is covered by Section 12.1(a) in which case it will be a Landlord expense and not an Operating Expense. Landlord represents to Tenant that it shall maintain its current maintenance contract with an HVAC service provider to maintain the HVAC system.

12.2. Landlord’s Other Services.

(a) Landlord will furnish the Premises with those services customarily provided in comparable office buildings in the vicinity of the Project, including without limitation (1) electricity for lighting and the operation of office machines (such as desktop computers, desktop calculators, and typewriters), although Landlord will not be obligated to furnish more power to the Premises than is proportionally allocated to the Premises under the Building design; (2) heat and air conditioning reasonably required for the comfortable occupation of the Premises during business hours; (3) access and elevator service; (4) lighting replacement in common areas; (5) exterior window washing with reasonable frequency, as determined by Landlord; and (6) installation of locks and duplication of keys for entry door(s) to the Premises, such service to be performed exclusively by Landlord at Tenant’s cost and expense. Landlord may provide, but will not be obligated to provide, any such services (except access and elevator service) on holidays or weekends. If Tenant requires heat and air conditioning reasonably required for the comfortable occupation of the Premises at times other than during business hours, Tenant shall give Landlord reasonable advance notice of the need for such service and Landlord shall make a good faith effort to provide same at an additional charge to Tenant to be based on the number of hours of such additional service usage and Landlord’s standard overtime HVAC charge in effect from time to time for the Building. In the event that there shall be an increase or decrease in the rate schedule of the public utility for the supply of electric energy to the Building or the imposition of any tax with respect to such electric energy or increase in such tax following the Commencement Date, the Additional Rent payable hereunder pursuant to Section 1.1(q) shall be equitably adjusted to reflect the resulting increase, decrease, or tax. Tenant shall be responsible for replacing all light bulbs, fluorescent lamps, non-building standard lamps and bulbs, and all ballasts used by Tenant in the Premises.

(b) Tenant will have the right to purchase for use during business hours the services described in clauses (a)(1) and (2) in excess of the amounts Landlord has agreed to furnish so long as (1) Tenant gives Landlord reasonable prior written notice of its desire to do so; (2) the excess services are reasonably available to Landlord and to the Premises; and (3) Tenant pays as Additional Rent (at the time the next payment of Monthly Base Rent is due) the cost of such excess service from time to time charged by Landlord; subject to the procedures established by Landlord from time to time for providing such additional or excess services.

(c) The term “business hours” means 8:00 a.m. to 6:00 p.m. on Monday through Friday, except holidays (as that term is defined below), and 8:00 a.m. to 1:00p.m. on Saturdays, except holidays. The term “holidays” means New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and day after Thanksgiving and Christmas Day. Tenant will have access to the Building and the Premises to conduct its business operations 24 hours per day, 365 days per year.

12.3. Tenant’s Costs. Whenever equipment or lighting (other than Building standard lights) is used in the Premises by Tenant and such equipment or lighting affects the temperature otherwise normally maintained by the design of the Building’s air conditioning system, Landlord will have the right, after prior written notice to Tenant, to install supplementary air conditioning facilities in the Premises or otherwise modify the ventilating and air conditioning system serving the Premises, and the cost of such facilities, modifications, and additional service will be paid by Tenant as Additional Rent. If Landlord reasonably believes that Tenant is using more power than Landlord furnishes pursuant to Section 12.2, Tenant will pay for the cost of installing any risers, meters or other facilities that may be necessary to furnish or measure such excess power to the Premises.

12.4. 12.4. Limitation on Liability. Landlord will not be in default under this Lease or be liable to Tenant or any other person for direct or consequential damage, or otherwise, for any failure to supply any heat, air conditioning, elevator, cleaning, lighting, security; for surges or interruptions of electricity; or for other services Landlord has agreed to supply during any period when Landlord uses reasonable diligence to supply such services. Landlord will use reasonable efforts to diligently remedy any interruption in the furnishing of such services. Landlord reserves the right temporarily to discontinue such services at such times as may be necessary by reason of accident; repairs, alterations or improvements; strikes; lockouts; riots; acts of God; governmental preemption in connection with a national or local emergency; terrorism or threat of terrorist attack, any rule, order, or regulation of any governmental agency; conditions of supply and demand that make any product unavailable; Landlord’s compliance with any mandatory governmental energy conservation or environmental protection program, or any voluntary governmental energy conservation program at the request of or with consent or acquiescence of Tenant; or any other happening beyond the control of Landlord. Landlord will not be liable to Tenant or any other person or entity for direct or consequential damages resulting from the admission to or exclusion from the building or project of any person. In the event of invasion, mob, riot, public excitement, strikes, lockouts, terrorism or threat of terrorist attack, or other circumstances rendering such action advisable in Landlord’s reasonable opinion, Landlord will have the right to prevent access to the building or Project during the continuance of the same by such means as Landlord, in its sole discretion, may deem appropriate, including without limitation locking doors and closing parking areas and other common areas. Landlord will not be liable for damages to person or property or for injury to, or interruption of, business for any discontinuance permitted under this Article 12, nor will such discontinuance in any way be construed as an eviction of Tenant or cause an abatement of rent or operate to release Tenant from any of Tenant’s obligations under this Lease.

12.5. Rent Abatement. Notwithstanding the foregoing, in the event Tenant is unable to occupy and use the Premises for the Permitted Use for a period of seven (7) consecutive business days due to Landlord’s failure to supply any heat, air conditioning, elevator, cleaning, lighting, security or for other services Landlord has agreed to supply and such failure is due to the negligent acts or omissions or willful misconduct of Landlord, then for each day after the seventh (r) business day, Tenant shall receive a per diem credit to the obligation to pay monthly Base Rent for each successive day until such time as Landlord restores the services. The rent credit shall be applied to the Base Rent attributable to the immediately following calendar month.

ARTICLE 13. TENANT’S CARE OF THE PREMISES

Except for any repairs or replacements arising from the negligence of Landlord, its agents, servants, employees, licensees, or invitees, which shall be the sole responsibility of Landlord:

Tenant, at Tenant’s sole expense, will maintain the interior of the Premises (including any of the systems and utilities exclusively serving the Premises and Tenant’s equipment, personal property, and trade fixtures located in the Premises) in their condition at the time they were delivered to Tenant, reasonable wear and tear excluded. Except for repair, replacement and maintenance obligations of Landlord pursuant to Article 12 or any conditions which arise from Landlord’s negligence or willful misconduct, Tenant shall, at Tenant’s sole cost and expense, make all repairs to the Premises. Tenant shall have no obligation to repaint the Premises.. Tenant will immediately advise Landlord of any damage to the Premises or the Project. All damage or injury to the Premises or the fixtures, appurtenances, and equipment in the Premises that is caused by Tenant, its agents, employees, or invitees shall be repaired, restored, or replaced by Tenant at its sole cost and expense. All damage or injury to the Project, or the fixtures, appurtenances, and equipment in the Project that is caused by Tenant, its agents, employees, or invitees may be repaired, restored, or replaced by Landlord at the expense of Tenant, if Landlord provides written notice of such repair, restoration or replacement obligation and Tenant has failed to commence work within fifteen (15) days of such notice. Such expense (plus ten percent (10%) of such expense for Landlord’s overhead) will be collectible as Additional Rent and will be paid by Tenant within ten (10) days after delivery of a statement for such expense. If the Premises become infested with vermin, Tenant shall, at Tenant’s expense, cause the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such extermination services as shall be approved by Landlord.

ARTICLE 14. ALTERATIONS

14.1. General.

(a) (1) Tenant covenants to make no alteration, addition or improvement to the Premises or to the electrical, mechanical, structural, HVAC, or plumbing systems or components without first obtaining Landlord’s written approval thereof, which approval shall not be unreasonably withheld with respect to the nonstructural alterations which do not impact upon any systems in the Premises or the Building.

(2) Provided that the proposed alteration, addition or improvement does not, in Landlord’s judgment, involve any modification to the Building’s or the Premises’ exterior architectural or the Building’s or Premises’ structural, mechanical, HVAC, electrical, or plumbing systems or components, such approval shall not be unreasonably withheld or delayed, but may be conditioned upon compliance with reasonable requirements of Landlord, including, without limitation, providing construction lien waivers by Tenant’s contractors and the submission of written evidence of adequate insurance coverage naming Landlord as an additional insured thereunder.

(3) Landlord may withhold its approval in its absolute and sole discretion with respect to any alteration, addition or improvement which Landlord reasonably determines involves a modification to the Property or Building’s exterior or interior architectural features or structural, electrical, mechanical, HVAC or plumbing systems or any components thereof.

(b) Tenant shall not permit any financing statement or statements to be filed with respect to any of the foregoing alterations, additions or improvements made by Tenant. All alterations, additions or improvements and all fixtures attached to the Premises including the Leasehold Work (if any) or other leasehold alterations, additions or improvements installed as of the Commencement Date (other than Tenant’s trade and business fixtures and equipment) shall, unless Landlord gives Tenant notice to remove them with Landlord’s approval of the installation, remain at the Premises at the expiration or sooner termination of this Lease and become the property of Landlord without payment therefor. Notwithstanding the foregoing, Landlord may elect, after notice to Tenant, that any and all of the foregoing be removed at the sole cost of Tenant before such expiration or sooner termination and in such event, Tenant shall repair all damage to the Premises caused by the installation or removal thereof, and shall restore the Premises to good condition (ordinary wear and tear, and damage by fire or other casualty excepted) on or before the expiration or termination of this Lease. Should Tenant fail to remove the same or restore the Premises, Landlord may cause same to be removed and/or the Premises to be restored at Tenant’s expense, and Tenant hereby agrees to pay Landlord the actual cost of such removal and/or restoration, together with any and all damages which Landlord may suffer and sustain by reason of the failure of Tenant to remove the same and/or restore the Premises as herein provided.

14.2. Free-Standing Partitions. Tenant will have the right to install and relocate from time to time free-standing, non-fixed, work station partitions, without Landlord’s prior written consent, so long as no building or other governmental permit is required for the installation or relocation. If a permit is required, Landlord will not unreasonably withhold its consent to such installation or relocation. The freestanding, non-fixed work station partitions for which Tenant pays will be part of Tenant’s trade fixtures for all purposes under this Lease. All other partitions installed in the Premises are and will be Landlord’s property for all purposes under this Lease but Landlord shall not be required to insure or to restore same if damaged by an insured casualty unless Tenant has given Landlord written notice of the installation of same. Tenant shall also have the right to paint walls and partitions within the Premises and provide for other cosmetic repairs without Landlord’s prior written consent, provided the Tenant provides prior notice of the time and date painting or repairs are planned and further provided such work shall be done in such a manner as to not interfere with or disrupt other tenant or tenants in the Building.

14.3. Cosmetic Alterations. Notwithstanding any other terms and conditions set forth herein, Tenant may make strictly cosmetic changes to the finish work in the Premises, not including any changes affecting the Premises’ or Building’s roof, structure, systems, or exterior appearance (“Cosmetic Alterations”), without Landlord’s consent (but subject to all other terms of this Lease), provided that (i) the aggregate cost of any such Cosmetic Alterations does not exceed Fifty Thousand Dollars ($50,000.00) in any twelve (12) month period, and (ii) such Cosmetic Alterations do not require any substantial modifications to the Premises. Tenant shall also have the right to install furnishings, equipment, wiring and connections, fixtures and trade fixtures within the Premises.

ARTICLE 15.CONSTRUCTION LIENS

Tenant will pay or cause to be paid all costs and charges for work (a) done by Tenant or caused to be done by Tenant, in or to the Premises, and (b) for all materials furnished for or in connection with such work. Tenant will indemnify Landlord against and hold Landlord, the Premises, and the Project free, clear, and harmless of and from all construction liens and claims of liens, and all other liabilities, liens, claims, and demands on account of such work by or on behalf of Tenant, other than work performed by Landlord pursuant to the Workletter, if any. If any such lien, at any time, is filed against the Premises or any part of the Project, Tenant will cause such lien to be discharged of record within thirty (30) days after the filing of such lien. If a final judgment establishing the validity or existence of a lien for any amount is entered, Tenant will pay and satisfy the same within ten (10) days of entry of the final judgment. If Tenant fails to pay any charge for which a construction lien has been filed, and has not complied with such statutory procedures as may be available to release the lien, Landlord may, at its option, pay such charge and related costs and interest, and the amount so paid, together with reasonable attorneys’ fees incurred in connection with such lien, will be immediately due from Tenant to Landlord as Additional Rent. Nothing contained in this Lease will be deemed the consent or agreement of Landlord to subject Landlord’s interest in the Project to liability under any construction or other lien law. If Tenant receives written notice that a lien has been or is about to be filed against the Premises or the Project, or that any action affecting title to the Project has been commenced on account of work done by or for or materials furnished to or for Tenant, it will immediately give Landlord written notice of such notice. Prior to the commencement of any work (including but not limited to any maintenance, repairs, alterations, additions, improvements, or installations) in or to the Premises, by or for Tenant, Tenant will give Landlord written notice of the proposed work and the names and addresses of the persons supplying labor and materials for the proposed work. Landlord will have the right to post notices of non-responsibility or similar written notices on the Premises in order to protect the Premises against any such liens.

ARTICLE 16. END OF TERM

At the end of this Lease, Tenant will promptly quit and surrender the Premises broom-clean, in good order and repair, ordinary wear and tear and damage from causes referenced in Articles 17 and 18 excepted. Tenant may remove from the Premises any trade fixtures, equipment, and movable furniture placed in the Premises by Tenant, whether or not such trade fixtures or equipment are fastened to the Building. Tenant will not remove any trade fixtures or equipment without Landlord’s prior written consent if such fixtures or equipment were not installed by Tenant or if the removal of such fixtures or equipment will result in impairing the structural strength or integrity of the Building. Tenant shall be required to turn over all keys to Landlord upon surrender of the Premises. Tenant shall not be obligated to remove any Cosmetic Alterations or other alterations, unless Landlord conditions its consent to Tenant performing any alteration on Tenant’s removal of same upon surrender and delivery of possession of the Premises to Landlord. Tenant shall, unless agreed to by Landlord to the contrary in writing, remove all wiring and cables that Tenant brings into the Premises, and otherwise make such removals as may be required by applicable laws and codes. Until such time as Tenant’s trade fixtures and equipment are removed, Tenant shall continue to be obligated to pay Monthly Base Rent. Whether or not Tenant is in default, Tenant will remove such alterations, additions, improvements, trade fixtures, equipment, and furniture as Landlord has requested in accordance with Article 14. Tenant will fully repair any damage occasioned by the removal of any trade fixtures, equipment, furniture, alterations, additions, and improvements. All trade fixtures, equipment, furniture, inventory, effects, alterations, additions, and improvements on the Premises after the end of the Term will be deemed conclusively to have been abandoned and upon five (5) days written notice from Landlord to Tenant, absent written notice from the Tenant of its intention to remove such items, the same may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without written notice to Tenant or any other person and without obligation to account for them. Tenant will pay Landlord for all expenses incurred in connection with the removal of such property, including but not limited to the cost of repairing any damage to the Building or Premises caused by the removal of such property. Tenant’s obligation to observe and perform this covenant will survive the expiration or other termination of this Lease.

ARTICLE 17. EMINENT DOMAIN

In the event of a condemnation or taking by exercise of the power of eminent domain of all or any portion of the Building or Land, Landlord will notify Tenant of such event (“Notice of Taking”), including a notice of the extent of the taking if same is then known. If all of the Building is taken (or is to be conveyed by Landlord in lieu of such exercise) this Lease will terminate on a date (“Vesting Date”) which is the earlier of the date upon which the condemning authority takes possession of the Building or the date on which title to the Building is vested in the condemning authority. If twenty-five percent (25%) or more of the rentable area of the Building is so taken, or if so much of the Land is taken that in Landlord’s judgment the Building can no longer continue to function viably as an office building (“Major Taking”), this Lease shall, at the option of the Tenant, exercisable by written notice to Landlord given within ninety (90) days after Tenant’s receipt of the Notice of Taking, be terminated as of a date specified in such notice (which shall not be more than sixty (60) days thereafter) and the Rent and Additional Rent (taking into account any abatement as aforesaid) shall be adjusted proportionately as of the date of termination and Tenant shall thereupon promptly vacate the Premises. If less than twenty-five percent (25%) of the rentable area of the Building is so taken, or if the Tenant does not cancel this Lease according to the preceding sentence, the Monthly Base Rent will be adjusted in the proportion of the rentable area of the Building so taken to the rentable area of the Building immediately before such taking, and Tenant’s Proportionate Share of the Operating Expenses will be appropriately recalculated. In the event of a Major Taking, this Lease shall, at the option of the Landlord, exercisable by written notice to Tenant given within ninety (90) days after Tenant’s receipt of the Notice of Taking, be terminated as of a date specified in such notice (which shall not be more than sixty (60) days thereafter) and the Rent and Additional Rent (taking into account any abatement as aforesaid) shall be adjusted proportionately as of the date of termination and Tenant shall thereupon promptly vacate the Premises. In the event of any such taking, the entire award will be paid to Landlord and Tenant will have no right or claim to any part of such award; however, Tenant will have the right to assert a claim against the condemning authority in a separate action, so long as Landlord’s award is not otherwise reduced, for Tenant’s moving expenses and leasehold improvements owned by Tenant.

ARTICLE 18. DAMAGE AND DESTRUCTION

In the event of damage to the Premises by fire or other casualty, Landlord shall, at its expense, cause the damage to the Premises, exclusive of alterations, additions or improvements made by or for any tenant, to be repaired promptly to a condition as nearly as practicable to the existing condition previous to the casualty with reasonable promptness and diligence; provided, that if the damages cannot be repaired within nine (12) months following such casualty (as determined by an engineer or architect designated by Landlord), then Landlord shall promptly notify Tenant and Tenant shall have the option to terminate this Lease, which election shall be exercisable for a period of thirty (30) days following Tenant’s receipt of Landlord’s notice, and shall be effective on the tenth (10th) day following Tenant’s exercise thereof). Landlord shall not, however, be obligated to restore and rebuild the Premises to a condition in excess of the existing condition previous to the casualty, nor in any event to repair, restore or rebuild any of Tenant’s property or any other alterations, additions or improvements made by or for any tenant beyond the improvements provided pursuant to the Workletter. In no event shall Landlord be obligated to repair, restore or replace any furniture, furnishings or equipment. Tenant shall promptly thereafter, at its own cost and with due diligence, repair and restore any alterations, additions or improvements made by or for Tenant at least to the extent of the value and as nearly as possible to the character of the property involved as it was immediately before the loss. To the extent that the Premises are rendered untenantable by casualty, the Rent and Additional Rent shall proportionately abate from the date of the casualty until the first to occur of (a) the date Landlord has tendered to Tenant the damaged portion of the Premises, restored by Landlord to the extent required hereunder, or (b) Tenant’s resumed occupancy thereof. In the event such casualty shall be so extensive Landlord makes a good faith determination that restoring the Building would be uneconomical, or if Landlord’s mortgagee shall not permit the application of adequate insurance proceeds for repair or restoration, or if the casualty to the Building shall be of a type not insured against under standard fire policies with extended type coverage, this Lease shall, at the option of the Landlord, exercisable by written notice to Tenant given within ninety (90) days after Landlord is notified of the extent of the casualty, be terminated as of a date specified in such notice (which shall not be more than sixty (60) days thereafter) and the Rent and Additional Rent (taking into account any abatement as aforesaid) shall be adjusted proportionately as of the date of the casualty and Tenant shall thereupon promptly vacate the Premises.

ARTICLE 19. SUBORDINATION

19.1. General. Subject to Section 19.2, this Lease and Tenant’s rights under this Lease are subject and subordinate to any ground or underlying lease, fee or leasehold mortgage, indenture, deed of trust, or other lien encumbrance (each a “superior lien”), together with any renewals, extensions, modifications, consolidations, and replacements of such superior lien, now or after the date affecting or placed, charged, or enforced against the Land, the Building, or all or any portion of the Project or any interest of Landlord in them or Landlord’s interest in this Lease and the leasehold estate created by this Lease (except to the extent any such instrument expressly provides that this Lease is superior to such instrument). This provision will be self-operative and no further instrument of subordination will be required in order to effect it. Notwithstanding the foregoing, Tenant will execute, acknowledge, and deliver to Landlord, within twenty (20) days after written demand by Landlord, such documents as may be reasonably requested by Landlord or the holder of any superior lien to confirm or effect any such subordination.

19.2. Attornment and Nondisturbance. Tenant agrees that in the event that any holder of a superior lien succeeds to Landlord’s interest in the Premises, Tenant will pay to such holder all rents subsequently payable under this Lease. Further, Tenant agrees that in the event of the enforcement by the holder of a superior lien of the remedies provided for by law or by such superior lien, Tenant will, upon request of any person or party succeeding to the interest of Landlord as a result of such enforcement, automatically become the Tenant of and attorn to such successor in interest without change in the terms or provisions of this Lease. Notwithstanding anything to the contrary, as a condition to Tenant’s subordination and attornment, Landlord shall obtain from any future mortgagee, or successor to mortgagee’s interest a subordination, a non-disturbance and attornment agreement (“SNDA”) reasonably acceptable to such mortgagee and Tenant, which shall state that Tenant’s right to occupy the Premises under the Terms of this Lease shall not be disturbed and Tenant’s rights under this Lease and Tenant’s leasehold estate created hereby shall not be diminished by reason of any default under a mortgage affecting the Project or foreclosure thereof, so long as Tenant is not in default in performance of its obligations under the Lease beyond any applicable cure period provided in the Lease.

ARTICLE 20.ENTRY BY LANDLORD

Subject to compliance with applicable laws and regulations related to Tenant’s use that prohibit access to certain areas and/or during or in connection with certain activities, Landlord, its agents, employees, and contractors may enter the Premises at any time following reasonable notice in response to an emergency and at reasonable hours upon reasonable notice of not less than forty-eight hours, which such notice may be delivered to Tenant by e-mail or phone to ___________________. All such access shall be scheduled with and shall be accompanied by a Tenant representative and shall only be permitted in the following situations:

(a) Inspect the Premises;

(b) Exhibit the Premises to prospective purchasers, lenders, or tenants during final nine (9) months prior to expiration of the Term;

(c) Determine whether Tenant is complying with all its obligations in this Lease;

(d) Supply cleaning service and any other service to be provided by Landlord to Tenant according to this Lease, if applicable;

(e) Make repairs required of Landlord under the terms of this Lease or make repairs to any adjoining space or utility services or make repairs, alterations, or improvements to the Premises or to any other portion of the Building; however, all such work will be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible.

Tenant, by this Article 20, waives any claim against Landlord, its agents, employees, or contractors for damages for any inconvenience to or reasonable interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises occasioned by any entry in accordance with this Article 20. Landlord will at all times have and retain a key with which to unlock all of the doors in, on, or about the Premises (excluding Tenant’s vaults, safes, and similar areas designated in writing by Tenant in advance). Landlord will have the right to use any and all means Landlord may deem proper to open doors in and to the Premises in an emergency in order to obtain entry to the Premises, provided that Landlord will promptly repair any damages caused by any forced entry. Any entry to the Premises by Landlord in accordance with this Article 20 will not be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from the Premises or any portion of the Premises, nor will any such entry entitle Tenant to damages or an abatement of Monthly Base Rent, Additional Rent, or other charges that this Lease requires Tenant to pay.

ARTICLE 21. INDEMNIFICATION, WAIVER, AND RELEASE

21.1. Indemnification by Tenant. Except for any injury or damage to persons or property on the Premises proximately caused by or proximately resulting from the negligence or deliberate act of Landlord, its employees, or agents, and subject to the provisions of Section 6.4, Tenant will neither hold nor attempt to hold Landlord, its employees, or agents liable for, and Tenant will indemnify, defend and hold harmless Landlord, its employees, and agents from and against, any and all demands, claims, causes of action, fines, penalties, damages (including consequential damages), liabilities, judgments, and expenses (including without limitation reasonable attorneys’ fees) incurred in connection with or arising from:

(a) the use or occupancy or manner of use or occupancy of the Premises by Tenant or any person claiming under Tenant;

(b) any activity, work, or thing done or permitted by Tenant in or about the Premises, the Building, or the Project;

(c) any breach by Tenant or its employees, agents, contractors, or invitees of this Lease; and

(d) any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, or invitees entering upon the Premises under the express or implied invitation of Tenant.

If any action or proceeding is brought against Landlord, its employees, or agents by reason of any such claim for which Tenant has indemnified Landlord, Tenant, upon written notice from Landlord, will defend the same at Tenant’s expense, with counsel reasonably satisfactory to Landlord.

21.2. Intentionally Omitted.

21.3. Indemnification by Landlord. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, demands, liabilities and expenses, including reasonable attorney’s fees, arising from and against any breach or default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease, from the breach of any of Landlord’s Representations contained herein, and from and against any act or occurrence outside of the Demised Premises, but within the Building or Land, except to the extent caused by the willful misconduct or negligence of Tenant or Tenant’s officers, directors, employees, invitees, contractors, subtenants, assigns or licensees. In the event any action or proceeding shall be brought against Tenant by reason of any such claim, Landlord, upon notice from Tenant shall defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant.

ARTICLE 22. SECURITY DEPOSIT

Tenant has deposited the Security Deposit with Landlord as security for the full, faithful, and timely performance of every provision of this Lease to be performed by Tenant. If Tenant defaults with respect to any provision of this Lease, including but not limited to the provisions relating to the payment of Rent, Landlord may use, apply, or retain all or any part of the Security Deposit for the payment of any Rent, or any other sum in default, or for the payment of any other amount Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used, applied, or retained, Tenant will within five (5) days after written demand deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord will not be required to keep the Security Deposit separate from its general funds, and Tenant will not be entitled to interest on the Security Deposit. The Security Deposit will not be deemed a limitation on Landlord’s damages or a payment of liquidated damages or a payment of the Monthly Base Rent due for the last month of the Term. If Tenant fully, faithfully, and timely performs every provision of this Lease to be performed by it, the Security Deposit or any balance of the Security Deposit will be returned to Tenant within sixty (60) days after the expiration of the Term. Landlord shall deliver the funds deposited under this Lease by Tenant to the purchaser of the Building in the event the Building is sold, and after such time Landlord will have no further liability to Tenant with respect to the Security Deposit.

ARTICLE 23.QUIET ENJOYMENT

Landlord covenants and agrees with Tenant that so long as Tenant pays the Rent and observes and performs all the terms, covenants, and conditions of this Lease on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises subject, nevertheless, to the terms and conditions of this Lease, and Tenant’s possession will not be disturbed by anyone claiming by, through, or under Landlord.

ARTICLE 24. EFFECT OF SALE

A sale, conveyance, or assignment of the Building or the Project will operate to release Landlord from liability from and after the effective date of such sale, conveyance, or assignment upon all of the covenants, terms, and conditions of this Lease, express or implied, except those liabilities that arose prior to such effective date, and, after the effective date of such sale, conveyance, or assignment, Tenant will look solely to Landlord’s successor in interest in and to this Lease. This Lease will not be affected by any such sale, conveyance, or assignment, and Tenant will attorn to Landlord’s successor in interest to this Lease, so long as such successor in interest assumes Landlord’s obligations under the Lease from and after such effective date.

ARTICLE 25. DEFAULT

25.1. Events of Default. The following events are referred to, collectively, as “events of default” or, individually, as an “event of default”:

(a) Tenant defaults in the due and punctual payment of any portion of Rent, and such default continues for five (5) days;

(b) Tenant vacates or abandons the Premises and the Premises remains vacated or abandoned for a period of thirty (30) days after notice from the Landlord; provided such abandonment shall not be an event of default of Tenant continues to pay all Rent required under this Lease;

(c) This Lease or the Premises or any part of the Premises are taken upon execution or by other process of law directed against Tenant, or are taken upon or subject to any attachment by any creditor of Tenant or claimant against Tenant, and said attachment is not discharged or disposed of within fifteen (15) days after its levy;

(d) Tenant files a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or admits the material allegations of any such petition by answer or otherwise, or is dissolved or makes an assignment for the benefit of creditors;

(e) Involuntary proceedings under any such bankruptcy law or insolvency act or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for all or substantially all of the property of Tenant, and such proceeding is not dismissed or such receivership or trusteeship vacated within sixty (60) days after such institution or appointment;

(f) intentionally omitted;

(g) Tenant breaches any of the other agreements, terms, covenants, or conditions that this Lease requires Tenant to perform, and such breach continues for a period of thirty (30) days after written notice from Landlord to Tenant or, if such breach cannot be cured reasonably within such thirty (30) day period, if Tenant fails to diligently commence to cure such breach within thirty (30) days after written notice from Landlord and to complete such cure within a reasonable time thereafter.

25.2. Landlord’s Remedies. If any one or more events of default set forth in Section 25.1 occurs then Landlord has the right, at its election:

(a) To give Tenant written notice of Landlord’s intention to terminate this Lease on the earliest date permitted by law or on any later date specified in such notice, in which case Tenant’s right to possession of the Premises will cease and this Lease will be terminated, except as to Tenant’s liability, as if the expiration of the Term fixed in such notice were the end of the Term;

(b) Without further demand or notice and except to the extent prohibited by law, to reenter and take possession of the Premises or any part of the Premises, repossess the same, expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, using such force for such purposes as may be necessary, without being liable for prosecution, without being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of Monthly Base Rent or other amounts payable under this Lease or as a result of any preceding breach of covenants or conditions;

(c) Without further demand or notice to cure any event of default and to charge Tenant for the cost of effecting such cure, including without limitation reasonable attorneys’ fees and interest on the amount so advanced at the rate set forth in Section 27.20, provided that Landlord will have no obligation to cure any such event of default of Tenant.

Should Landlord elect to reenter as provided in subsection (b), or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided by law, Landlord may, from time to time, without terminating this Lease, relet the Premises or any part of the Premises in Landlord’s or Tenant’s name, but for the account of Tenant, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord, in its reasonable discretion, may determine, and Landlord may collect and receive the rent. Landlord will in no way be responsible or liable for any failure to relet the Premises, or any part of the Premises, or for any failure to collect any rent due upon such reletting. No such reentry or taking possession of the Premises by Landlord will be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention is given to Tenant. No written notice from Landlord under this Section or under a forcible or unlawful entry and detainer statute or similar law will constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such reentry or reletting to exercise its right to terminate this Lease by giving Tenant such written notice, in which event this Lease will terminate as specified in such notice. Notwithstanding the foregoing, Landlord shall use its reasonable efforts to relet the Premises and to otherwise mitigate damages occasioned as a result of Tenant’s default. Notwithstanding the foregoing, in determining what efforts to mitigate are reasonable, Landlord shall not be held to a standard higher than the efforts employed by Tenant itself in an effort to mitigate the damages resulting from an event of default.

25.3. Certain Damages. In the event that Landlord does not elect to terminate this Lease as permitted in Section 25.2(a), but on the contrary elects to take possession as provided in Section 25.2(b), Tenant will pay to Landlord Rent and other sums as provided in this Lease that would be payable under this Lease if such repossession had not occurred, less the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord’s reasonable expenses in connection with such reletting, including without limitation all repossession costs, brokerage commissions, attorneys’ fees, expenses of employees, alteration and repair costs, and expenses of preparation for such reletting. If, in connection with any reletting, the new lease term extends beyond the existing Term, or the Premises covered by such new lease include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection with such reletting as provided in this Section will be made in determining the net proceeds from such reletting, and any rent concessions will be equally apportioned over the term of the new lease. Tenant will pay such Rent and other sums to Landlord monthly on the day on which the Rent would have been payable under this Lease if possession had not been retaken, and Landlord will be entitled to receive such Rent and other sums from Tenant on each such day.

25.4. Continuing Liability After Termination. If this Lease is terminated on account of the occurrence of an event of default and such termination results in the acceleration of amounts due under financings secured by the Premises or portions thereof, Tenant will remain liable to Landlord for damages in an amount equal to Monthly Base Rent, Additional Rent and other amounts that would have been owing by Tenant for the balance of the Term, had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Premises by Landlord subsequent to such termination, after deducting all of Landlord’s expenses in connection with such reletting, including without limitation the expenses enumerated in Section 25.3. Landlord will be entitled to collect such damages from Tenant monthly on the day on which Rent and other amounts would have been payable under this Lease if this Lease had not been terminated, and Landlord will be entitled to receive such Rent and other amounts from Tenant on each such day.

25.5. Cumulative Remedies. Any suit or suits for the recovery of the amounts and damages set forth in Sections 25.3 and 25.4 may be brought by Landlord, from time to time, at Landlord’s election, and nothing in this Lease will be deemed to require Landlord to await the date upon which this Lease or the Term would have expired had there occurred no event of default. Each right and remedy provided for in this Lease is cumulative and is in addition to every other right or remedy provided for in this Lease or now or after the lease date existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or after the lease date existing at law or in equity or by statute or otherwise will not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or after the Lease date existing at law or in equity or by statute or otherwise. All costs incurred by Landlord in collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provision of this Lease, including reasonable attorneys’ fees from the date any such matter is turned over to an attorney, whether or not one or more actions are commenced by Landlord, will also be recoverable by Landlord from Tenant.

25.6. Waiver of Redemption. Tenant waives any right of redemption arising as a result of Landlord’s exercise of its remedies under this Article 25.

25.7. Landlord Default. Should Landlord default in the performance of any of the covenants on the part of Landlord to be kept or performed and such default shall continue for thirty (30) days after receipt of written notice from Tenant stating the nature and extent of the default, or should any of Landlord’s Representations be untrue and remain untrue thirty (30) days after receipt of written notice from Tenant specifying such untruth, Tenant shall, at its option, in addition to any other remedy available at law or in equity, have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative: If Landlord has not commenced curative actions within the aforementioned thirty (30) day period, and only in the event there are no Tenant events of default that exist beyond applicable grace and cure periods, Tenant may so notify Landlord and thereafter cure the default, including, but not limited to, the making of any repairs or replacements to the Leased Premises, and Landlord shall reimburse Tenant, within thirty (30) days, for the actual costs of such work upon delivery of paid receipt invoices. Tenant shall not have the right to set-off its actual expenses or damages incurred by Tenant in performing any of Landlord’s obligations against Rent or any other amount due or to become due to Landlord from Tenant under this Lease.

25.8. Limitation on Remedies. Notwithstanding any other terms and conditions herein, Landlord and Tenant waive and release the right to pursue consequential, special, punitive or other similar types of damages. In addition, the prevailing party in any litigation involving the terms of this Lease shall be entitled to recover all of their legal costs and expenses from the non-prevailing party.

ARTICLE 26. PARKING

Landlord shall provide to Tenant non-exclusive use, subject to the Rules and Regulations set forth in Exhibit “B”, and any amendments or additions thereto, to a reasonable proportion of the parking available on the Land, and shall make available for Tenant’s use throughout the Term 4 regular vehicle parking stalls per 1,000 rentable square feet of the Premises. Upon request by Landlord, Tenant shall provide Landlord with the names of Tenant’s employees and the make, model and license plate numbers of their respective vehicles. Landlord shall have the right, but not the obligation, to enforce parking restrictions or misuse of assigned parking by arranging for the ticketing, towing and/or immobilization of any vehicles in violation of this Lease or the Rules and Regulations.

ARTICLE 27. MISCELLANEOUS

27.1. No Offer. This Lease is submitted to Tenant on the understanding that it will not be considered an offer and will not bind Landlord in any way until Tenant has duly executed and delivered duplicate originals to Landlord and Landlord has executed and delivered one of such originals to Tenant.

27.2. Joint and Several Liability. If Tenant is composed of more than one signatory to this Lease, each signatory will be jointly and severally liable with each other signatory for payment and performance according to this Lease. The act of, written notice to, written notice from, refund to, or signature of any signatory to this Lease (including without limitation modifications of this Lease made by fewer than all such signatories) will bind every other signatory as though every other signatory had so acted, or received or given the written notice or refund, or signed.

27.3. No Construction Against Drafting Party. Landlord and Tenant acknowledge that each of them and their counsel have had an opportunity to review this Lease and that this Lease will not be construed against Landlord merely because Landlord has prepared it.

27.4. No Recordation. Tenant’s recordation of this Lease or any memorandum or short form of it will be void and a default under this Lease.

27.5. No Waiver. The waiver by Landlord of any agreement, condition, or provision contained in this Lease will not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition, or provision contained in this Lease, nor will any custom or practice that may be established between the parties in the administration of the terms of this Lease be construed to waive or to lessen the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms of this Lease. The subsequent acceptance of Rent by Landlord will not be deemed to be a waiver of any preceding breach by Tenant of any agreement, condition, or provision of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.

27.6. Limitation on Recourse. Tenant specifically agrees to look solely to Landlord’s interest in the Project for the recovery of any judgments from Landlord. It is agreed that Landlord (and its trustees, officers or employees) will not be personally liable for any such judgments. The provisions contained in the preceding sentences are not intended to and will not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or relief in any suit or action in connection with enforcement or collection of amounts that may become owing or payable under or on account of insurance maintained by Landlord.

27.7. Estoppel Certificates. At any time and from time to time but within fifteen (15) days after prior written request by Landlord, Tenant will execute, acknowledge, and deliver to Landlord, promptly upon request, a certificate certifying to Tenant’s actual knowledge (a) that this Lease is unmodified and in full force and effect or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification; (b) the date, if any, to which Rent and other sums payable under this Lease have been paid; (c) that no written notice of any default has been delivered to Landlord which default has not been cured, except as to defaults specified in said certificate; (d) that there is no event of default under this Lease or an event which, with notice or the passage of time, or both, would result in an event of default under this Lease, except for defaults specified in said certificate; and (e) such other matters as may be reasonably requested by Landlord. Any such certificate may be relied upon by any prospective purchaser or existing or prospective mortgagee or beneficiary under any deed of trust of the building or any part of the Project.

27.8. Waiver of Jury Trial. Landlord and Tenant by this Section 27.8 waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties to this Lease against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any other claims (except claims for personal injury or property damage), and any emergency statutory or any other statutory remedy.

27.9. No Merger. The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord or the termination of this Lease on account of Tenant’s default will not work a merger, and will, at Landlord’s option, (a) terminate all or any subleases and subtenancies or (b) operate as an assignment to Landlord of all or any subleases or subtenancies. Landlord’s option under this Section 27.9 will be exercised by written notice to Tenant and all known sublessees or subtenants in the Premises or any part of the Premises.

27.10. Holding Over. Tenant will have no right to remain in possession of all or any part of the Premises after the expiration of the Term. If Tenant remains in possession of all or any part of the Premises after the expiration of the Term, with the express or implied consent of Landlord: (a) such tenancy will be deemed to be a periodic tenancy from month-to-month only; (b) such tenancy will not constitute a renewal or extension of this Lease for any further term; and (c) such tenancy may be terminated by Landlord upon the earlier of thirty (30) days’ prior written notice or the earliest date permitted by law. In such event, Monthly Base Rent will be increased to an amount equal to one hundred twenty-five percent (125%) of the Monthly Base Rent payable during the last month of the Term for the first thirty (30) days and thereafter the Monthly Base Rent will be increased to an amount equal to two hundred percent (200%) of the Monthly Base Rent payable during the last month of the Term, and any other sums due under this Lease will be payable in the amount and at the times specified in this Lease. Such month-to-month tenancy will be subject to every other term, condition, and covenant contained in this Lease.

27.11. Notices. Any notice, request, demand, consent, approval, or other communication required or permitted under this Lease must be in writing and will be deemed to have been given when personally delivered, sent by facsimile with receipt acknowledged, deposited with any nationally recognized overnight carrier that routinely obtains signed delivery receipts, or deposited in any depository regularly maintained by the United States Postal Service, postage prepaid, certified mail, return receipt requested, addressed to the party for whom it is intended at its address set forth in Section 1.1. Either Landlord or Tenant may add additional addresses or change its address for purposes of receipt of any such communication by giving ten (10) days’ prior written notice of such change to the other party in the manner prescribed in this Section 27.12.

27.12. Severability. If any provision of this Lease proves to be illegal, invalid, or unenforceable, the remainder of this Lease will not be affected by such finding, and in lieu of each provision of this Lease that is illegal, invalid, or unenforceable a provision will be added as a part of this Lease as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

27.13. Written Amendment Required. No amendment, alteration, modification of, or addition to the Lease will be valid or binding unless expressed in writing and signed by Landlord and Tenant.

Tenant agrees to make any modifications of the terms and provisions of this Lease required or requested by any lending institution providing financing for the Building, or Project, as the case may be, provided that no such modifications will materially adversely affect Tenant’s rights and obligations under this Lease.

27.14. Entire Agreement. This Lease, the exhibits and addenda, if any, contain the entire agreement between Landlord and Tenant. No promises or representations, except as contained in this Lease, have been made to Tenant respecting the condition or the manner of operating the Premises, the Building, or the Project.

27.15. Captions. The captions of the various articles and sections of this Lease are for convenience only and do not necessarily define, limit, describe, or construe the contents of such articles or sections.

27.16. Intentionally Omitted.

27.17. Authority. Tenant and the party executing this Lease on behalf of Tenant represent to Landlord that such party is authorized to do so by requisite action of the board of directors or partners, as the case may be, and agree upon request to deliver to Landlord a resolution or similar document to that effect.

27.18. Brokers. Tenant represents that it has not dealt with any real estate broker in connection with this Lease, other than the Broker. Tenant indemnifies and holds Landlord harmless of and from any and all claims, liabilities, costs, or damages Landlord may incur as a result of a breach of this representation, or as a result of any claim asserted on the basis of allegations that would involve (if true) a breach of this representation.

27.19. Governing Law. This Lease will be governed by and construed pursuant to the laws of the State of New Jersey.

27.20. Late Payments. Any payment of Base Rent, Additional Rent or other sums due under this Lease that is not paid when due shall be subject to a late fee that is the lesser of (i) Five Hundred Dollars; or (ii) five percent of such late payment.

27.21. No Easements for Air or Light. Any diminution or shutting off of light, air, or view by any structure that may be erected on lands adjacent to the Building will in no way affect this Lease or impose any liability on Landlord.

27.22. Intentionally Omitted.

27.23. Renewal Option. Provided that no default has occurred, Tenant shall have one (1) option to extend the Term of its Lease of the Premises, from the date upon which this Lease would otherwise expire, for one (1) period of five (5) years (the “Extended Period”) upon the following terms and conditions:

(a) If Tenant elects to exercise said option, it shall do so by giving notice of such election to Landlord on or before the date which is nine (9) months before the Termination Date. Tenant agrees that it shall have forever waived its right to exercise any such option if it shall fail for any reason whatsoever to give such notice to Landlord by the time provided herein for giving of the such notice, whether such failure is inadvertent or intentional, time being of the essence as to the exercise of such option.

(b) If Tenant elects to exercise said option, the Term shall be automatically extended for the Extended Period without execution of an extension or renewal lease. However, within ten (10) days after request of either party following the effective exercise of such option, Landlord and tenant shall execute, acknowledge and deliver to each other duplicate originals of an instrument confirming that such option was effectively exercised.

(c) The Extended Period shall be upon the same terms and conditions as are in effect immediately preceding the commencement of any such Extended Period; provided, however, that Tenant shall have no further right or option to extend the Term for any period of time beyond the expiration of the Extended Period and provided further, that in the Extended Period the Base Rent shall be the “Fair Market Rental” for the Premises, provided, however, that in no instance shall the Base Rent for the Extended Period be less than the annual Basic Rent payable in the last year of the Term. The “Fair Market Rental” shall be the Base Rent agreed upon by the Landlord and Tenant within thirty (30) days after Tenant’s exercise of the applicable option. If the parties shall fail to agree upon Fair Market Rental within thirty (30) days after Tenant’s exercise of its option to renew, then each party shall designate an independent licensed MAI appraiser located in Monmouth and Middlesex counties to render an appraisal of the Fair Market Rental under the terms of this Lease, which appraisals shall be exchanged within sixty (60) days after Tenant’s exercise of the applicable option. If the two (2) appraisals shall be within ten (10%) percent of one another, then the Fair Market Rental for the applicable Extended Period shall be the average of the two (2) appraisals. If the two (2) appraisals are not within ten (10%) percent of one another (i.e., if the higher appraisal is more than one hundred ten (110%) percent of the lower appraisal) the two (2) appraisers shall within twenty (20) days after their exchange of appraisals, jointly designate a third independent MAI appraiser (the cost of whom shall be shared equally by Landlord and Tenant), who shall within twenty (20) days of appointment select one of the two (2) appraisals that he or she deems to more closely represent the Fair Market Rental for the Premises and such rental shall during the applicable Extension Period be deemed to be the Fair Market Rental.

(d) Any Termination, expiration, cancellation or surrender of this Lease shall terminate any right or option for the Extended Period not yet exercised.

(e) The option provided herein to extend the term of the Lease may not be severed from the lease or separately sold, assigned or otherwise transferred.

27.24. Financial Reports. Tenant agrees at Landlord’s request to file periodically with the Landlord or its mortgagee(s) copies of such financial information as is commercially reasonable in light of the request. Provided no events of default occur, Landlord shall not request financial reports of Tenant more than once per calendar year.

27.25. Landlord’s Fees. Whenever Tenant requests Landlord to take any action or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for all of Landlord’s reasonable costs incurred in reviewing the proposed action or consent, including without limitation reasonable attorneys’, engineers’ or architects’ fees, within ten (10) days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action. Such amounts due from Tenant pursuant to this Section 27.25 shall be deemed to be Additional Rent hereunder.

27.26. Intentionally Omitted.

27.27. Binding Effect. The covenants, conditions, and agreements contained in this Lease will bind and inure to the benefit of Landlord and Tenant and their respective heirs, beneficiaries, executors, administrators, successors, and assignees permitted under the terms of this Lease.

27.28. Smoke-Free Policy. The term “smoking” means inhaling, exhaling, burning or carrying any lighted pipe, cigar, cigarette or other tobacco product, or the chewing of any tobacco product, in any manner or in any form. Tenant expressly acknowledges and agrees that smoking is prohibited in any area of the Premises or the Project, both private and common, whether enclosed or outdoors. This policy applies to Tenant and all of Tenant’s patients, guests, physicians, employees, invitees, agents, servicepersons and invitees.

27.29. Formation Documents. Tenant agrees to deliver Tenant’s formation documents to Landlord, including without limitation Tenant’s Certificate of Formation or Articles of Incorporation, as applicable, upon the execution of this Lease. Tenant agrees at Landlord’s request to file periodically with the Landlord or its mortgagee(s) copies of certificates of good standing.

27.30. Landlord’s Representations. Landlord represents and warrants to Tenant, to the best of Landlord’s knowledge, that as of the Commencement Date (collectively “Landlord’s Representations”): (a) Landlord is seized in fee simple title to the Project; (b) Landlord has the authority to enter into this Lease; (c) the person executing this Lease is duly authorized to execute and deliver this Lease on behalf of Landlord; (d) the Premises is in compliance with all applicable governmental rules, laws and regulations; (e) all utility and mechanical systems, including plumbing, electrical and HVAC systems, are established, connected to the Premises and are in good working condition and repair; (f) the Premises is in compliance with all applicable laws, codes, rules, regulations and ordinances, Landlord has not received any notice of violations of any health, safety, pollution, zoning or other laws, ordinances, rules or regulations including, without limitation, the ADA with respect to any portion of the Leased Premises; (g) the Building has access to a public road, either directly or as benefited by easements; and (h) all other representations and warranties of Landlord set forth in this Lease are also considered part of the definition of Landlord’s Representations.

[SIGNATURE PAGE TO FOLLOW]

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:
VICTORY GLOBAL, LLC

By:	/s/ Anil K. Monga
Name: Anil K. Monga
Title: Member

TENANT:
ANGEL MEDICAL SYSTEMS INC.

By:	/s/ David L. Keenan
Name: David L Keenan
Title: COO

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